UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2019

DCP Holding Company

(Exact name of registrant as specified in its charter)

Ohio	0-51954	20-1291244
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

100 Crowne Point Place, Sharonville, Ohio		45241
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 554-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	Entry into a Material Definitive Agreement

On March 12, 2019, DCP Holding Company, an Ohio corporation doing business as the Dental Care Plus Group ("DCP"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with DentaQuest, LLC., a Delaware limited liability company ("DentaQuest"). The Merger Agreement provides for the acquisition of DCP by DentaQuest through the merger of a newly organized acquisition subsidiary of DentaQuest with and into DCP (the "Merger").

Under the terms of the Merger Agreement, DentaQuest will pay merger consideration totaling $41.5 million in cash. In addition, DCP will pay a special cash dividend to the holders of DCP common shares and restricted stock units in the aggregate amount of approximately $7.7 million after retaining a stated amount of capital and surplus and reserving cash sufficient to pay the outstanding principal amount of the mortgage on DCP’s Sharonville, Ohio corporate headquarters.

Pursuant to the Merger, record holders of DCP common shares (other than "dissenting shares" as defined in the Merger Agreement) will receive for each DCP common share outstanding immediately prior to the effective time of the Merger (the “Effective Time”) total cash consideration of approximately $3,010, comprised of $2,514 payable by DentaQuest, plus a special dividend of $496 to be paid by DCP immediately prior to the Effective Time. Each DCP restricted share unit (“RSU”) will, if unvested. vest and be cancelled in exchange for the right to receive a cash payment equal to $2,514, plus the Special Dividend of $496, less any withholding taxes.

The cash payments for each DCP common share and each RSU described above are subject to adjustment as provided in the Merger Agreement based upon DCP’s working capital, indebtedness, and closing expenses immediately prior to the effective time of the Merger (the “Effective Time”).

The Boards of Directors of both DentaQuest and DCP have approved the Merger Agreement. A special meeting of the shareholders of DCP to approve the Merger will be scheduled at a later date. Consummation of the Merger is subject to approval by state insurance regulatory authorities, approval by the shareholders of DCP and certain other conditions set forth in the Merger Agreement. Assuming such approvals are timely secured, DentaQuest expects that the Merger will be completed in the second or third quarter of 2019.

The Merger Agreement provides that DentaQuest has the present intention to maintain for at least one year after closing (a) DCP’s corporate headquarters at Sharonville, Ohio and (b) the fee schedules and reimbursement rates for DCP’s proprietary HMO networks in effect immediately prior to the Effective Time, and to use commercially reasonable efforts to preserve intact DCP’s proprietary provider networks.

The Merger Agreement also contains (a) customary representations and warranties of DentaQuest and DCP, including, among others, with respect to corporate organization, capitalization, corporate authority, third party and governmental consents and approvals, financial statements, and compliance with applicable laws, (b) covenants of DCP to conduct its business in the ordinary course until the Merger is completed, (c) covenants of DCP to use reasonable efforts to preserve its business organization and assets intact and maintain its rights and franchises, and (d) covenants of DentaQuest and DCP to take, or not to take, certain actions during the term of the Merger Agreement. DCP has also agreed not to (y) solicit proposals relating to alternative business combination transactions or (z) maintain discussions concerning, or provide confidential information in connection with, any proposals for alternative business combination transactions.

Each party's obligation to consummate the Merger is subject to various conditions, including (a) receipt of the requisite approval of the Merger by DCP shareholders, (b) receipt of regulatory approvals, (c) the accuracy of the representations and warranties of the other party, (d) compliance by the other party with its covenants in all material respects, and (e) the absence of a material adverse effect as to the other party.

The Merger Agreement contains certain termination rights for DentaQuest and DCP, as the case may be, applicable upon: (a) certain adverse regulatory decisions in relation to the Merger, (b) if the Merger has not been closed by November 30, 2019; (c) a failure of the other party to comply with its covenants (subject to certain rights to cure in certain cases) or a breach of the representations and warranties by the other party that would have a material adverse effect on such party; (d) if holders of more than seven percent of the outstanding DCP common shares properly assert and perfect their dissenters’ rights under Ohio law; or (e) if the DCP shareholders fail to approve the Merger. In certain circumstances, termination of the Merger Agreement may result in the payment of a termination fee of $2,000,000 by DCP to DentaQuest, or the payment of a termination fee of $1,400,000 by DCP to DentaQuest, both as more fully described in the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Merger Agreement has been filed to provide security holders with information regarding its terms. It is not intended to provide any other factual, business or operational information about the parties thereto. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such Merger Agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosures: (i) exchanged between the parties in connection with the execution of the Merger Agreement and (ii) contained in the disclosure schedules to the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk among the parties to the Merger Agreement instead of establishing matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Accordingly, security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the DCP’s public disclosures.

ITEM 7.01	Regulation FD Disclosure

On March 12, 2019, DentaQuest and DCP issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this Report and incorporated by reference herein.

Attached as Exhibits 99.2 and 99.3 to this Report are:

●	Statement of Robert C. Hodgkins, Jr., President, Chief Executive Officer and Chief Financial Officer of DCP, to DCP employees on March 12, 2012

●	Frequently Asked Questions for DCP employees and providers.

Cautionary Note Regarding Forward-Looking Statements

This Report contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the Merger, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger.

These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the ability to obtain required regulatory approvals and the approval of DCP’s shareholders, and the ability to complete the Merger on the expected timeframe. DCP Holding Company does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this Report. In addition, DCP’s past results of operations do not necessarily indicate anticipated future results, whether the Merger is effectuated or not.

Additional Information

Communications in this Report do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy vote or approval. The Merger will be submitted to the shareholders of DCP Holding Company (“DCP”) for their consideration at a special meeting of shareholders. In connection with that special meeting , DCP will file a proxy statement with the Securities and Exchange Commission (“SEC”) that will include the definitive Merger Agreement and other relevant documents concerning the Merger. Investors are urged to read the definitive proxy statement when it becomes available, as well as any other relevant documents filed with the SEC, together with all amendments and supplements to those documents, as they will contain important information. You will be able to obtain a copy of the proxy statement (once filed), as well as other filings containing information about DCP, without charge, at the SEC’s website (http://www.sec.gov) or by accessing DCP’s website (https://www.dentalcareplus.com/) under the tab “About Us” and then under the heading “Shareholders”. Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Robert C. Hodgkins, Jr., Vice President and Chief Financial Officer, DCP Holding Company, 100 Crowne Point Place, Sharonville, Ohio 45241, telephone 513-554-1100. DCP and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of DCP in connection with the Merger. Information about certain interests of the directors and executive officers of DCP and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement when it becomes available. Free copies of this document may be obtained as described above.

ITEM 9.01	Financial Statements and Exhibits

Exhibit 2.1	Agreement and Plan of Merger between DentaQuest, LLC and DCP Holding Company, dated as of March 12, 2019*

Exhibit 99.1	Joint Press Release, dated March 14, 2019**

Exhibit 99.2	Statement of Robert C. Hodgkins, Jr., President, Chief Executive Officer and Chief Financial Officer of DCP Holding Company, to the employees of DCP Holding Company on March 12, 2019.**

Exhibit 99.3	Frequently Asked Questions for DCP Holding Company employees and providers.**

___________________

*Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule to the SEC upon request.

**Exhibits 99.1, 99.2 and 99.3 are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP Holding Company
Date: March 12, 2019
/s/ Robert C. Hodgkins, Jr.
President, Chief Executive Officer and Chief Financial Officer